Exhibit 10(b)

March 14, 2002

Robert L. Joss
Philip H. Knight Professor and Dean
Graduate School of Business
518 Memorial Way
Stanford University
Stanford, CA 94305-5015

Dear Bob:

        As you know, Wells Fargo Bank, National Association (the "Bank"), is a significant shareholder in Shanghai Commercial Bank Ltd. of Hong Kong, SAR ("SCB"), and has the right to name two members of its Board of Directors. We believe your background and experience together with your stature in the international marketplace put you in a unique position to serve in this position and thus assist the Bank in continuing to maximize the value of its investment in SCB by providing reasoned advice to its management and shareholders. The Bank would like to retain you as one of its representatives on the SCB Board in accordance with the terms of this letter.

  DESCRIPTION OF SERVICES:

        You would perform the following services as a Director of SCB:

  1)
  Attend at least one meeting of the SCB Board per year and the Annual General Meeting in late March every year. Other Board meetings will be attended by the Bank's Regional Manager for Asia and/or the Bank's Hong Kong Branch Manager, who will act as your Alternate Director, as provided by Hong Kong law.

  2)
  Provide advice and counsel to me from time to time regarding the Bank's position on specific issues relative to SCB.

  3)
  Periodically meet with me in my San Francisco office or with your Alternate Director and/or SCB management during business trips to Hong Kong to discuss SCB business issues.

  COMPENSATION:

        In consideration of obtaining the services contemplated hereby, we agree to pay you the sum of $30,000.00 per annum. Such compensation shall be payable in 12 equal installments of $2,500.00 each, commencing on the first business day of the month next following the effective date of this Agreement. We will also reimburse you for reasonable expenses incurred in the performance of the services contemplated hereby, including travel expenses. Reimbursement of such expenses will be on a monthly basis upon receipt by us of a statement therefor, and will be made in accordance with the procedures applicable to our own employees.

  INDEPENDENT CONTRACTOR STATUS:

        While you are performing services under this agreement, we agree that you are acting as an independent contractor and you shall be free to exercise your discretion and independent judgment as to the method and means of performance of the services contemplated hereby. As such, you are not an officer, employee or agent of the Bank. Accordingly, you will not receive vacation pay, sick pay, retirement benefits or any other employee benefit with respect to your services hereunder. Furthermore, you will have no authority to commit the Bank to any expenditure or to obligate the Bank in any other way except in your capacity as a Director of SCB.

  CONFIDENTIALITY:

        In your performance of services under this agreement, you may gain access to confidential business and technical information pertaining to SCB, the Bank or their customers. Information may be confidential or sensitive whether or not identified or marked as such. You will therefore hold in confidence all information made available to you for purposes of this agreement. You shall not disclose such information to any third party or use such information for any other purpose without the prior written consent of the Bank.

  PROPRIETARY RIGHTS:

        All information and materials you develop pursuant to this agreement shall not include property of any third party, shall remain the sole property of the Bank and shall not be used, in any manner, by you in performing services for any other person or entity. You agree that any right or interest which you may, for any reason, obtain in said information and materials is hereby transferred and assigned to the Bank, and you will not treat such information and materials in any way that is inconsistent with the Bank's ownership.

  TAXES:

        You will treat the compensation received hereunder as self-employment income for federal tax purposes. In that regard, we will neither withhold federal income tax nor pay FICA, state unemployment or other employment taxes, and you will file all required federal and state tax reports and pay all required federal and state taxes owing with respect to your compensation hereunder.

  INDEMNITY:

        We will indemnify you against and hold you harmless from any and all losses, damages, liabilities, claims, costs and expenses and reasonable attorneys' fees which you may expend or incur as a result of your performance of the services contemplated hereby.

  TERM:

        The effective date of this agreement shall be the date you sign it as indicated below. The agreement will continue thereafter unless and until one of us elects to terminate it by sending a notice of termination to the other. No such termination shall in any manner affect the rights and obligations existing as of the date of such termination, including, without limitation, your rights to indemnification as set forth herein.

  ENTIRE AGREEMENT; GOVERNING LAW:

        This letter contains our entire agreement on this matter. It supersedes all prior agreements, understandings, statements and promises previously in existence between us and shall be deemed the only agreement between us concerning the matters discussed herein. This agreement shall be governed by California law.

        Bob, we are most appreciative of your willingness to serve on the Board of SCB. We believe that you will be able to play a significant role on behalf of the Bank as we continue to seek to take advantage of the many opportunities presented by the international market place and our interest in SCB.

        If you are in agreement with the terms of this letter, please sign and date the enclosed copy in the space below and return it to my attention, whereupon it will become a binding agreement between us.

Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION
By	/s/ DAVID J. ZUERCHER David J. Zuercher Executive Vice President

Agreed:

/s/ ROBERT L. JOSS Robert L. Joss

Date: April 15, 2002